Exhibit 99.1

Tesoro Logistics LP Announces Quarterly Distribution

SAN ANTONIO - July 24, 2014 - Tesoro Logistics LP (NYSE:TLLP) (“TLLP” or the “Partnership”) today announced the declaration of its quarterly cash distribution for the second quarter 2014 of $0.615 per limited partnership unit, or $2.46 on an annualized basis. This distribution represents a 4% increase over the quarterly distribution of $0.59 per unit ($2.36 per unit on an annualized basis) paid in May 2014. In the prior four quarters, TLLP has increased its distribution to limited partners by 21%. The second quarter distribution will be paid August 14, 2014, to all unitholders of record as of August 4, 2014.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation. The Partnership is designed to own, operate, develop and acquire crude oil and refined products pipelines, terminals, tankage, and other transportation and logistics assets primarily in the Western and Mid-Continent regions of the United States.

Please visit us at: www.tesorologistics.com

This release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Tesoro Logistics LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Tesoro Logistics LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Tesoro Logistics LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702